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                                  RESIGNATION


      I, Thomas Pierson, hereby resign as President, Secretary and Director of Charles Booth, Inc., a Nevada corporation, effective as of the 9th day of May 2002.



     ______________________                  ____________
     Thomas Pierson                          Date






                                  ACCEPTANCE

      I, Dominic Martinez, hereby accept my appointment as President, Secretary, Treasurer and Director of Charles Booth, Inc., a Nevada corporation, effective as of the 9th day of May 2002.



     _______________________                 ____________
     Dominic Martinez                        Date